Exhibit 99.1

FINAL TRANSCRIPT

CORPORATE PARTICIPANTS

Michael Freeman

Salix Pharmaceuticals, Inc. - Associate VP IR and Corporate Communications

Adam Derbyshire

Salix Pharmaceuticals, Inc. - EVP, CFO

Carolyn Logan

Salix Pharmaceuticals, Inc. - President, CEO

Bill Forbes

Salix Pharmaceuticals, Inc. - CDO and VP of R&D

CONFERENCE CALL PARTICIPANTS

David Amsellem

Piper Jaffray - Analyst

Liisa Bayko

JMP Securities - Analyst

Unidentified Participant

Analyst

John Newman

Oppenheimer - Analyst

Annabel Samimy

Stifel Nicolaus - Analyst

Corey Davis

Jefferies & Company - Analyst

Jon Stephenson

Summer Street Research - Analyst

Michael Tong

Wells Fargo Securities - Analyst

Jim Tumbrink

BMO Capital Markets - Analyst

PRESENTATION

Operator

Good day and welcome to the Salix Pharmaceuticals third quarter 2010 earnings release conference call. Today’s conference is being recorded. At this time, I would like to turn the call over to Mr. Michael Freeman, Associate Vice President of Investor Relations and Corporate Communications. Please go ahead, sir.

Michael Freeman - Salix Pharmaceuticals, Inc. - Associate VP IR and Corporate Communications

Good afternoon, thank you for joining us today. I am Mike Freeman, Associate Vice President of Investor Relations and Corporate Communications for Salix Pharmaceuticals. With me today are Adam Derbyshire, our Executive Vice President and Chief Financial Officer, and

Carolyn Logan, our President and Chief Executive Officer. Adam will begin the presentation with the review of the financial results for the third quarter of 2010. Carolyn then will review operations to complete the formal segment of today’s call. At the conclusion of each comment, management will respond to appropriate questions.

Various remarks that management might make during this conference call about future expectations, plans and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor provision under the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in our press releases and SEC filings, including our Form 10-K for 2009. Specifically, the information in this conference call related to projections, development plans, and other forward-looking statements is subject to this Safe Harbor. I now will turn the call over to Adam.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Thank you, Mike. Total product revenue was $80.6 million for the third quarter of 2010. A 23% increase compared to $65.7 million for the third quarter of 2009. Total product revenue for the first nine months of 2010 was $218.5 million, compared to $162.7 million for the first nine months of 2009. XIFAXAN revenue for the third quarter of 2010 was $65.2 million. A 53% increase compared to $42.7 million for the third quarter of 2009. XIFAXAN revenue for the first nine months of 2010 was $167.4 million, compared to $93 million for the first nine months of 2009. Total cost of products sold was $14.5 million for the third quarter of 2010 and $41.5 million for the first nine months of 2010. Gross margin on total product revenue was 82% for the third quarter of 2010, compared to 79.9% for the third quarter of 2009 and 81% for the first nine months of 2010, compared to 78.8% for the first nine months of 2009.

Research and development expenses were $19.7 million for the third quarter of 2010, and $61.5 million for the first nine months of 2010, compared to $26.1 million, and $69.6 million, respectively, for the prior year period. Selling general and administrative expenses were $39.4 million for the third quarter of 2010 and $116.7 million for the first nine months of 2010, compared to $29.6 million for the third quarter of 2009, and $83.6 million for the first nine months of 2009. The Company reported a net loss of $2.7 million, or $0.05 per share, fully diluted for the first — for the third quarter of 2010. On a non-GAAP basis, excluding the effect of the convertible debt offering that closed in June of 2010, the Company reported net income of $3.3 million, or $0.05 per share, fully diluted for the third quarter of 2010. These non-GAAP numbers are not a substitute for GAAP numbers, but we think they are useful, in that they provide period-to-period comparison, helpful in analyzing the progress of our business. Cash and cash equivalents were $491.5 million, as of September 30, 2010.

We continue to be extremely pleased with the performance of XIFAXAN 550 during the first five months of its launch in the hepatic encephalopathy market. During the third quarter of 2010, our XIFAXAN business, comprised of XIFAXAN 200-milligram tablets and XIFAXAN 550-milligram tablets, demonstrated impressive prescription growth on a milligram basis of 65%, compared to third quarter of 2009, and prescription growth of 49% compared to second quarter of 2010. Also, during third quarter, both MoviPrep and APRISO demonstrated strong prescription growth. MoviPrep prescriptions for the third quarter of 2010 increased 28% compared to the third quarter of 2009, and increased 12% compared to the second quarter of 2010. APRISO prescriptions for the third quarter of 2010 increased 248% compared to the third quarter of 2009, and 19% compared to the second quarter of 2010.

We believe 2010 total company product revenue will be approximately $334 million, and that we will be able to generate approximately $20 million in net income, excluding the impact of the June 2010 convertible senior note offering and the write down of the Pepcid intangible, for the full year ending December 31, 2010. This 2010 revenue guidance represents a 43% growth over 2009 revenue. The current annualized run-rates based on dollarizing the September 2010 prescription data for XIFAXAN, our bowel cleansing products, APRISO and our other products are approximately $267 million, $100 million, $42 million, and $17 million, respectively. Based on current prescription trends, we believe that XIFAXAN’s fourth quarter 2010 quarterly run-rate could be approximately $80 million. I will now turn the call over to Carolyn Logan, President and Chief Executive Officer.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

Thank you, Adam. The launch of XIFAXAN 550-milligram continued to gain momentum throughout the third quarter of 2010. During the third quarter, our total XIFAXAN business, comprised of both XIFAXAN 200-milligram and XIFAXAN 550, achieved 65% year-over-year growth. Both our Integra and Futura sales forces are focused on growing and expanding the use of XIFAXAN 550. In the treatment of overt hepatic encephalopathy and we are doing this by educating physicians regarding appropriate length of therapy, appropriate dosing, and the need to initiate therapy sooner rather than later, in order to reduce the risk of recurrent overt HE episodes. We are pleased to report that sales of XIFAXAN 550, year-to-date, continue to exceed the Company’s expectations.

The overall XIFAXAN 550-milligram business is benefiting from strong institutional coverage. Additionally, gains in the payor landscape continued during the third quarter. XIFAXAN 550 is now available on formulary at over 230 institutions nationwide, including 94 key gastroenterology and hepatology teaching programs and liver transplant centers. Medco and Express Scripts, two of the largest prescription benefit managers, or PBMs in the United States with a combined total in excess of 40 million managed lives, have designated XIFAXAN 550 a preferred brand status with no restrictions for both their commercial and part D plans. Additionally, XIFAXAN 550 has gained preferred brand status with no restrictions at 12 key regional Blue Cross and Blue Shield plans. These designations provide affordable monthly co-pays in the range of $20 to $40 for commercial plans, and $30 to $50 for part D enrollees.

XIFAXAN 550 is readily accessible on all 50 state Medicaid plans per its labeled indication with a nominal co-pay of less than $5 a month. In 17 states representing over 40% of the state Medicaid population, XIFAXAN 550 is fully available without prior authorization. In plans for XIFAXAN 550-milligram is subject to utilization management, we are using a third party reimbursement service to assist in making XIFAXAN 550 available to overt HE patients. This service is being well received by physicians and is enhancing patient access to this important hepatic encephalopathy therapy.

Sales of both MoviPrep and APRISO year to date also continue to exceed the Company’s expectations. MoviPrep continues to gain market acceptance and market share. Based on recent quarterly prescription data, MoviPrep is the number one prescription bowel prep, both in the United States and world wide. MoviPrep is used and/or on the formulary in 80% of the hospitals named in the US News and World Report’s top 25 gastroenterology hospitals. MoviPrep’s share of market increased 36% over the first nine months of 2010, growing from 18% market share to 25% market share. MoviPrep prescriptions increased 28% during the quarter, compared to the third quarter of 2009. APRISO prescriptions have achieved uninterrupted month over month growth since the product’s launch. APRISO prescriptions increased 19% during the third quarter of 2010 compared to the second quarter of 2010.

On the product development front, on October 4, 2010, the FDA extended the prescription drug user fee act, or PDUFA, goal date for the agencies priority review of the Company’s supplemental NDA for XIFAXAN 550 tablets for the proposed indication of the treatment of non-constipation, irritable bowel syndrome or non-cIBS. The extended goal date is March 7, 2011. We continue to be encouraged by our productive interactions with the agency regarding the review, and we believe it is very unlikely that there will be an advisory committee meeting for this submission. Market research indicates healthcare providers and patients are not satisfied with current treatment options for IBS. We believe XIFAXAN 550 has the potential to provide a solution for this widespread condition by means of its ability to treat the underlying, or root cause of IBS. We look forward to the completion of the FDA review by the new goal date, and, if approved, the immediate launch of XIFAXAN 550, for non-cIBS.

Last week, we were pleased to announce the top line results of our 374 patient ADVENT trial of Crofelemer in the treatment of chronic diarrhea in people living with HIV or HIV associated diarrhea. In this trial, 125 milligrams of Crofelemer dosed twice daily, for 28 days, resulted in relief of diarrhea in a highly statistically significant proportion of patients compared to placebo, with a P value of 0.0096. In this trial, the overall safety profile of Crofelemer was balanced across all groups, including treatment and placebo. We are proceeding with efforts to submit a new drug application based on the results of this trial. We have requested a pre-NDA meeting with the FDA and we believe that a meeting could be scheduled by mid first quarter of 2011. The ADVENT trial was conducted under a fast-track status, and has been a part of a special protocol assessment, or SPA agreement.

The development of budesonide foam progressed during the third quarter of 2010 as well. Patient enrollment continues in our two identically designed phase 3 multi-centered, double blind, randomized, placebo-controlled studies evaluating the effectiveness and safety of budesonide rectal foam for the treatment of mild-to-moderate ulcerative proctitis, or proctosigmoiditis

In October, the Company acquired rights from Photocure to Lumacan, which is a novel agent designed to assist in the detection of pre-cancerous and cancerous lesions in the colon. We have built a successful franchise in the bowel cleansing market with MoviPrep and OsmoPrep and we believe Lumacan should extend Salix’s presence in the gastroenterologist offices to serve as a strategic extension of our gastroenterology focused business. Efforts to identify and secure additional products and product candidates include during the third quarter, as we continue to pursue our goal of being the leading US specialty pharmaceutical company, licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders. This completes my comments. Thank you for your participation in today’s call. And, now, I’ll turn the call over to the operator so we can begin the question and answer session.

QUESTION AND ANSWER

Operator

Thank you very much. (Operator Instructions) We will take our first question from David Amsellem with Piper Jaffray.

David Amsellem - Piper Jaffray - Analyst

Thanks, I have just a couple. So, on the XIFAXAN sales number, can you provide some detail on what portion of your demand are coming from non-retail channels, namely hospitals, and how that compares to the mix in the second quarter?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Sure, David. For the 200-milligram roughly 30% is related to non-retail, and for the 550, roughly 15% is related to the non-retail. And on the 550, from second quarter, I mean, essentially we launched in late, in late May, so there was very little non-retail business in June so basically 100% of that growth is related to third quarter. Then for the 200-milligram, it was roughly in the low 20% range, and then increased in third quarter to 30% of the overall 200-milligram business.

David Amsellem - Piper Jaffray - Analyst

Okay, that’s helpful. And then, switching gears, can you talk about the duration of treatment, on average, for XIFAXAN patients with HE and how that has changed from the last few quarters? I know that you talked about it in you know the couple of month range. Has it continued — have you noticed it continued to inch upward and what kind of color can you provide there?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

David, we have not done an additional market research study yet. We wanted to have a few more months out there before we did another awareness trial and usage study. But we do hear anecdotally from our sales reps and managers that most physicians are using the drug chronically. There still are a few that use it in the hospital, and then want to try Lactulose alone when they are released, but for the most part of the anecdotal reports we’re getting is that physicians are very comfortable using the drug chronically based on the New England Journal of Medicine’s article and all the data that was contained within that.

David Amsellem - Piper Jaffray - Analyst

Okay. And then one last question, if I may, on the purgatives. It looks like a little bit of lighter than expected quarter, but based on where you have demand annualizing at, I guess it implies a pretty good number for the franchise in 4Q. I just want to make sure that I’m thinking about this correctly and maybe if you can provide some color as well on the inventory dynamics at play here.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

So, David, you’re wanting — exactly what do you want to know?

David Amsellem - Piper Jaffray - Analyst

The question is what — why are you seeing such a — such lumpiness in the sales? Why are, why should we — why are we going to see an inventory — or a sales number that is significantly higher sequentially next quarter based on what that implies?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Actually this quarter demand and x factory shipment are much more so in line. So, demand for the third quarter was roughly $23.5 million and sales for the quarter were about $17.3 million. So, they are coming back in line. We would fully expect in fourth quarter for them to be - for shipments to be in line with demand.

David Amsellem - Piper Jaffray - Analyst

Okay —

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Again, we talked about this on previous calls but the MoviPrep in particular with the kit being so large, wholesalers are just pushing back on wanting to keep the level of inventory we want them to keep, and so that — the demand and x factory shipments should come back in line in fourth quarter.

David Amsellem - Piper Jaffray - Analyst

Okay. Thanks.

Operator

We will go next to be Liisa Bayko with JMP Securities.

Liisa Bayko - JMP Securities - Analyst

Hi, congratulation on a strong quarter. I was wondering if you could break down the sales by the different franchises and also products. You gave us the XIFAXAN numbers, maybe the purgative and then the other?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Sure. Well, just as a whole for the quarter, if you were to dollarize all of the prescriptions that we provide, the XIFAXAN, bowel cleansers, APRISO, other products, it totaled up to about $102.6 million, and we shipped $80.6 million. So, it was under, under demand obviously. Some of that was related to the bowel cleansers, which I just discussed from David’s question. So, we shipped 17.3, demand was 23.5. XIFAXAN was right in line with demand. The other category, which there have been, there has been a little bit of lumpiness in, roughly we just shipped a little, a little under $1 million, and demand was about $4.5 million.

And then for, for the IBD, which is the APRISO and COLAZAL, the demand was roughly $10.2 million, but in that case, we actually had a timing issue with the shipments of APRISO, and so, we were — we weren’t able to get a shipment out in the quarter, but it did get out in the fourth quarter, so you will see catch-up with respect to APRISO. So, essentially we shipped nothing for the IBD line in third quarter. But you will see that catch-up in the fourth quarter. So, you will see shipments ahead of demand in the fourth quarter.

Liisa Bayko - JMP Securities - Analyst

Okay. Could you maybe just talk about how the trends for HE are looking in the fourth quarter. Are they continuing to grow at sort of similar rates to what you saw in 2Q — I’m sorry, 3Q, and how do we think about sort of the trend line — I mean, I know you said they were leading expectations of sort of your guidance is pretty stable, how do we interpret that?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Yes, I mean, based on the prescription trends, I mean, we believe if you look at the quarterly run-rate for third quarter, it was at roughly $65 million. And so, we believe based on current prescription trends for XIFAXAN, that, that will be at $80 million for fourth quarter. So, that’s, that’s 23% growth. We had sequential growth in the fourth quarter of 49%. But, we still expect to see significant growth.

Liisa Bayko - JMP Securities - Analyst

Okay, good, thanks a lot. I will hop back in the queue.

Operator

We will take our next question from [Amy Sabia] from UBS.

Unidentified Participant Analyst

Hi, I had a couple of questions on the cost side. Your R&D kind of came in a little bit lighter than I had thought. Can you tell us where you think your run-rate would be ending the year and you expect to come up against your guidance for the year, and the same thing for SG&A?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Sure. Yes, for R&D, and again this is — I think we have talked about this. When we provide R&D guidance in the beginning of the year, we try to build into that guidance the possibility of new products coming in, and new development dollars being spent, and then just — and really a full-blown development program based on studies that we don’t necessarily know we’re going to have to do, but there is possibility we’re going to have to do. And some of those things we find out through the year that we don’t have to do those studies, and then obviously business development is a big factor in the timing of new products coming in and development dollars being spent there. Right now we believe our R&D guidance for the year will come out to be about $85 million, versus what we stated before, which was $100 million. And SG&A guidance, we’re expecting that to come in, our previous guidance was $153 million, we’re expecting that to come in closer to $150 million.

Unidentified Participant Analyst

Okay, thanks. And then from the non-operating income line, you admitted non-GAAP adjustments for about $6 million in the quarter and I believe it was related to (Inaudible) and the debt, how should we think about this line item fourth quarter?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

In fourth quarter? It, it is going to be similar to the third quarter.

Unidentified Participant Analyst

I see. Okay. And then, not the — for the XIFAXAN, what, what type of mix do you think is there in terms of usage for the 200-milligram and the 550? I understand you probably don’t have the exact data, but if you could give us some color?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

I’m sorry, we’re having trouble hearing you. Would you repeat that?

Unidentified Participant Analyst

Sorry. My question was, if you could give us any color around the usage of the 200-milligram and the 550-milligram doses for HE versus off-label indications like IBS.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Well, for the quarter, on a demand basis, I don’t know if this will be helpful, but the demand for the 200-milligram was roughly $36 million, and the demand for the 550 was roughly $29 million, on a demand basis. But that’s, that’s not taking into consideration the milligrams. Because obviously on a milligram basis, majority of the business has been in the 550.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

And then I think your question is about how much of that do we believe is IBS?

Unidentified Participant Analyst

That’s correct.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

We don’t have any hard data on that. And we will be doing additional market research. We just want to give the 550 a chance to be out there a little bit longer. Probably closer to the end of the year, beginning of next year, and we will do some additional research that will give us, not really solid numbers, but will give us a better idea. If you, if you look at the average tablets per prescription for the 550, if everything were being written on 30 day scripts for HE, we would be at an average of 60 tablets and of course we’re not there. So, you could jump to the conclusion that’s because some of it is IBS, but also we do know some hepatologists and gastros are writing XIFAXAN 550 for HE for two weeks, or for ten days, and seeing the patient back before writing a full 30-day script. So, we do know there probably is some off label use in there, but we don’t know the exact percentage.

Unidentified Participant Analyst

Okay, and if I may, just a quick follow-up to what you just said around the $65 million. So, can I assume there was no destocking in the quarter?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Correct.

Unidentified Participant Analyst

Okay. Thank you.

Operator

We will take our next question from John Newman with Oppenheimer.

John Newman - Oppenheimer - Analyst

Hi, thanks for taking the question. I was just wondering if you could give us a sense as to what the inventory levels for XIFAXAN are that you’re targeting over time, and whether the inventory levels for the different doses increase this quarter? And then finally, what are your long-term plans in terms of the 200-milligram dose? Are you going to sort of try to pull that off the market by increasing price, or just curious as to how things are going to shape up there long-term? Thanks.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Sure. Yes, based on the current run-rates for both the 200-milligram and the 550-milligram, the inventory levels have decreased. For the 550, we expect that the inventory levels will flatten out at roughly the 10 to 12 week level that we like to keep in the channel. And I expect that, that will occur late fourth quarter, early first quarter of next year.

John Newman - Oppenheimer - Analyst

Okay. So, did you add any inventory to the channel in the third quarter for 550, or 200? I just wondered if there was any inventory built versus the second quarter.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

No, I mean, we, we shipped very little 200, and so the 200 came down. Inventory levels came down. And then for the 550, we shipped pretty much in line with demand. A little bit less. Pretty much in line with demand with the total, the total business. So, if you recall in second quarter we shipped roughly 70,000 bottles, we pulled through about 40,000 bottles, and we absolutely want one bottle, if not two, because this unit is a 60 tablet unit, and the average prescription size is 50 tablets. So, once one prescription comes through they have to clearly order another bottle, if not two, in order to satisfy that second and third prescription that come through. So, what we learned pretty quickly in doing the distribution second quarter was pulling through 40,000 bottles, that was quickly replenished and then some, to make sure they have adequate units in back up.

John Newman - Oppenheimer - Analyst

Okay and then —

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

In terms of the 200-milligram, we expect to continue to ship that through 2011, but then to stop shipping at the end of 2011.

John Newman - Oppenheimer - Analyst

Okay. Is there any reason why you wouldn’t just pull the 200 out of the market or increase the price even more, just to push people over to the 550?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

No, I think price is a good way to continue to incentivize people to go over to the 550, so we will do that. But there is still adequate demand for the 200-milligram. So, we will continue shipping it as long as that is the case.

John Newman - Oppenheimer - Analyst

Okay, great. And then, on the FDA panel, or your opinion on the FDA panel for XIFAXAN and IBS-d, I’m just curious as to what gives you the certainty that at least seemed to come across in the press release that there wouldn’t be a panel. Just curious, just because the FDA — it seemed like they kind of went out of their way to postpone the PDUFA several months ahead of the actual date. Just curious if you could give us a little bit more color there, thanks.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

We have Bill Forbes with us now, and so Bill, I think this is a question for you.

Bill Forbes - Salix Pharmaceuticals, Inc. - CDO and VP of R&D

Hi, John. Bill Forbes. We have not had any discussions with the GI division about holding an advisory committee for this, for this particular NDA. So, that is what continues to give us great confidence that they actually are not leaning that way at all. Of course you can never say never when in this respect, but clearly the fact that they have not contacted us in regards to this, again, gives us great confidence on it. What was your other question, John?

John Newman - Oppenheimer - Analyst

I was just curious. It seems like the FDA, they seem like they kind of went out of their way to postpone the panel by telling you - or I’m sorry, postpone the PDUFA by telling you almost two months ahead of time that they weren’t going to be able to hit it. I’m just wondering if there was something specific they were looking for in terms of additional information or just kind of wondering why they didn’t just wait until PDUFA to tell you that you would be saving a little more time.

Bill Forbes - Salix Pharmaceuticals, Inc. - CDO and VP of R&D

Well, I think by their own internal processes, they would have had to started to enter into label discussions and so forth, so I think really we were about two months out, as you say, and I think they really felt like they needed to go ahead and inform us that they were going to prolong the PDUFA date. They had asked us three different questions and one of those questions we answered within the three-month umbrella that they often cite, and of course we filed on June 7, and our PDUFA was originally December 7. So,they had an opportunity to prolong the PDUFA date and I think they went ahead and took it. I think this is something that we see quite frequently. They are allowed to do it and so they did. They took the opportunity to do it. And I think, as you can imagine, they would have had to have been pretty busy during the holiday time. So, near end of the year activities are difficult, always, for the FDA because of the rush of submissions and other things that are going on. So, as I said, they saw an opportunity and they took it.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

Also, I believe they had two GI advisory committees to get through on November 4 and 5 or somewhere around that time period.

Bill Forbes - Salix Pharmaceuticals, Inc. - CDO and VP of R&D

And that obviously kept them extremely busy as well.

John Newman - Oppenheimer - Analyst

Okay, great. Thanks for answering all my questions.

Operator

We will go next to Annabel Samimy with Stifel Nicolaus.

Annabel Samimy - Stifel Nicolaus - Analyst

Hi, thanks for taking my call. Just going back to the run-rate and demand. You said that there was the — there was no real destocking in the quarter for the 550, but last quarter you had mentioned that third quarter would be a quarter of destocking —

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Based on run-rates there was destocking. But on an absolute basis we shipped in line with demand. So, so there is destocking that has occurred and significant destocking on the 200.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay so what should we expect for the fourth quarter in terms of —

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

In line with demand. So, we’re expecting fourth quarter for the XIFAXAN, quarterly run-rate to be $80 million. So, that’s what we would envision shipping.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay. And can you tell us just with — I have to ask the question I guess it was asked before, but was 65 in demand for this quarter, 4Q demand of 80, I’m a little curious as to why you wouldn’t be raising guidance for the full-year with such strong demand with everything going on in the inventory levels for the other products at all?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

No.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay. All right. Let me move on from that for a minute. Can you talk a little bit about what we should assume about the run-rate for demand in the hospital setting? How is that birth proceeding and at what point does it move out of the hospital into more retail — the more retail environment?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

Well, we think the business in hospital will continue to grow. So, the patient often times presents in the emergency room and gets admitted, and then when they get released from the hospital in the past, a lot of times either because of reimbursement or because we didn’t have a label, we didn’t have the indication, we didn’t have chronic use, patients would get sent home just on Lactulose or maybe a small supply of XIFAXAN and then it would be back to Lactulose. But now with the label and with reimbursement, now our hope is that they not only are on it in the hospital, but then go out into the community on it, and since it prevents recurrent HE episodes by 58%, that they will be out in the retail market longer before having a recurrence. Our great hope would be they wouldn’t have recurrences, but that is probably unrealistic. But we don’t expect our non-retail to diminish. We expect it to grow.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay. And if I can ask another question. Is there — do you get the sense that there is still more front-line usage of Lactulose in that hospital setting and what do you think is going to take to sort of break those habits of Lactulose first and then move onto XIFAXAN? Is there something you can do to change that?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

Probably there is more Lactulose still because that is all they have used for 30-some years or more. So, we have been out there five months, and we think we have made great in roads in five months, but we certainly have a long ways to go. And you do that through good messaging, we have the New England Journal of Medicine article, CME programs, at events like the recent ACG and AAFLD, there were presentations where XIFAXAN was certainly discussed a lot. Sometimes even in presentations not related to HE. We got quite a, quite a good buzz or quite a good mention. So, it is just the normal things that you do to change habits with physicians. And in this case, we’re very fortunate because we have such compelling data and the New England Journal of Medicine publication to help us do that.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay and if I can ask one more on IBS, what do you expect the sales force sales is going to be going into that IBS (Inaudible) hiring any sales going into that date? Or is this going to be (Inaudible)?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

It is going to be post approval. And, we have had discussions with our board and I think we told everyone this. We are leaning at going alone in terms of launching for IBS. Our board has asked for additional information. We’re gathering that. So, we will come to a final decision, since the PDUFA has been pushed off to March 7, we will be coming to a final decision probably in the January time frame as to the structure and launching around IBS. And we have had some inbound calls from large big pharma companies that would be interested in helping us launch for

IBS. But we don’t expect that to be in the form of a traditional co-promote profit split, but it could be in some other form. But we will roll all of that at the first of the year.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay, great. Thank you very much.

Operator

We will go next to Corey Davis with Jefferies.

Corey Davis - Jefferies & Company - Analyst

Thanks very much. Couple questions. First, Carolyn, you mentioned changing prescribing habits and I am wondering if you ever kicked around the idea of selling XIFAXAN 550 in defined size blister packs, especially for the IBS indication, which would kind of hammer home the point of proper dosing and compliance?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

Actually we have, Corey. So — I really can’t say a whole lot more about it than that, but yes, we are looking at a dose pack for IBS, and then of course in hospitals, we have a unit dose.

Corey Davis - Jefferies & Company - Analyst

Right. And then with respect to managed care, thanks for all the detail in the press release, but when, assuming IBS is approved, can you imagine there is going to be any hurdles or additional hurdles put up? Because in most plans if they have already got it in a good position, aren’t going to ask for a differential diagnosis. But do you see that as something you’re going to have more push back on when you launch IBS for a definitive diagnose, or can you pretty much take what you have now and assume that will be the coverage for the IBS indication?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

Yes, we think it will be very similar. I mean, the push back, if there is push back now on IBS, you noticed in some of the Medicaid plans, if they do require a prior approval, it is just to certify that the patient has HE. It is not a big process. Of course IBS population is not very big, and Medicare, and I — not too big in Medicaid, either. But I think that you could expect us to have good coverage with an indication. Managed care knows this is a large patient population. But they are also spending a lot of money on this patient population right now for a lot of drugs that really don’t have a lot of good efficacy data. Some of the off-label and things like that, that they are using.

So, I think with an indication and then we have mentioned previously, we’re not allowed to say the name of the journal, but we have been accepted in a very strong, very good, high credibility journal. So, we believe we will have a publication either at launch or soon thereafter that we will be able to use as part of the promotional effort, not only with physicians but with managed markets as well. So, we don’t anticipate any huge problems on reimbursement with IBS.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

And the other thing to point out, Corey, as you know, what the compelling story to managed care with respect to XIFAXAN 550 and IBS is you’re only taking drug for 14 days and you have this prolonged period of relief. And that is not like the other drugs that are on the market. So, there is actually a cost advantage to being on XIFAXAN 550 versus the other, other therapies that you have to take daily.

Corey Davis - Jefferies & Company - Analyst

Last question on Crofelemer. Bill, congrats on the good data, but how soon do you think after the FDA meeting you would be able to file an MDA for that and are there other boxes that still need to be checked, either pre clinical or whatever on Crofelemer? And the last component of that would be are you thinking that it would be worth the investment to pursue other indications on that right now, or just going to see if the first indication gets approved before you start spending any more on it?

Bill Forbes - Salix Pharmaceuticals, Inc. - CDO and VP of R&D

Yes, I think that filing — what we’re really looking and targeting towards is the middle of next year. So, we will be in the middle of first quarter wrapping up any discussions that we had presubmission with the agency and we hope to be in NDA and filed with them by, by mid year and I think that we are hopeful for a six-month review on this. So, are there other boxes? No, I don’t believe there are any boxes right now that we have to check, but that’s the purpose of the pre NDA meeting, and once we get through that, we will be able to add some more color on it.

As far as other indications, just to kind of go back, there has been a couple of IBS studies that have been done, a few acute infectious studies that have been conducted, all of which have shown some efficacy with Crofelemer and those indications as well. So, as far as whether or not we will go forward during the review of the HIV-associated diarrhea submission or if we will wait it out, we haven’t made that decision yet, but I think right now our plans are to start pulling together what we believe are good development concepts around those additional indications and then make a determination along with senior staff and the Board of Directors on whether or not we press forward on those aggressively or not.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

Corey, of course you know this already, but a great thing about Crofelemer is that it is really clean side effect. So — and the fact that it doesn’t matter if the diarrhea comes from a bacterial source or a viral source, if it is secretory diarrhea, this drug appears to have a good effect on it. So, as you can imagine, we do have an interest in other things, assuming that the other pre NDA meeting goes well and we see how be this progresses.

Corey Davis - Jefferies & Company - Analyst

Great. Thanks and nice quarter.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

Thanks.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Thank you.

Operator

We will take our next question from Jon Stephenson with Summer Street Research.

Jon Stephenson - Summer Street Research - Analyst

Great, thanks for taking the question, great quarter. Just a follow up on Crofelemer. Does that have any impact — I mean, does the positive data have any impact on your XIFAXAN promotional strategy?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

No. It — no.

Jon Stephenson - Summer Street Research - Analyst

Not really, okay. And then in terms of budesonide, I know you said enrollment is continuing, but I was wondering whether or not you might be able to refine when that moment might be completed.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

We will let Dr. Forbes answer that, but this is a subset of ulcerative colitis. We all know ulcerative colitis trials are slow enrolling. So, these will be slow enrolling trials.

Bill Forbes - Salix Pharmaceuticals, Inc. - CDO and VP of R&D

And we’re still trying to target the end of next year for an NDA with this compound. Admittedly enrollment has been a struggle for us in the development side, but we’re hopeful that as we come through the end of this year and into the beginning of next year that we’re going to be able to grab some more momentum on this. So, we’re looking to perhaps expand into other countries as well to try to bolster the enrollment, but that currently in our time lines are still holding, but we will try to provide updates in subsequent quarterly calls.

Jon Stephenson - Summer Street Research - Analyst

Okay, great. And just last follow-up. In one of the answers to your other questions, you had indicated that by this time you would have expected to have heard about a potential ad com on IBS. Is that implying that by this time in the AT discussion had you already known that you had ad com?

Bill Forbes - Salix Pharmaceuticals, Inc. - CDO and VP of R&D

Yes, we knew really at the time that the NDA was accepted, which occurred 60 days out from the filing for the HE, that we knew that the division and the FDA wanted to take us to an ad com for AT. We have not had any of the discussions at all up to this point in time with them.

Jon Stephenson - Summer Street Research - Analyst

All right. Actually I — if I might slide one more in here. Could you give us an idea of how many institutions nationwide had XIFAXAN on the formulary as of the end of Q2? I don’t know if you have that number.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

At the end of Q2? I, I really — I don’t know the answer to the end of Q2. We launched to physicians the last week in May, week of May 24, right after our launch meeting where everybody was trained on it. So, I, I just I’m sorry —

Bill Forbes - Salix Pharmaceuticals, Inc. - CDO and VP of R&D

We get formulary win every day at some institution in the US. So, it’s a — we don’t have that exact number.

Jon Stephenson - Summer Street Research - Analyst

Okay, no worries, thank you.

Operator

We will take our next question from Michael Tong with Wells Fargo Securities.

Michael Tong - Wells Fargo Securities - Analyst

Hi, thanks. Adam, I just want to make sure I heard you correctly. In terms of fourth quarter revenue, that you look at your different businesses, you do expect the revenue to come in relatively consistent with what you’re seeing as far as demand is concerned. Is that the right way to think about it?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Yes.

Michael Tong - Wells Fargo Securities - Analyst

Okay. And I know you might have done it in response to an earlier question, but can you sort of break out sales for the different segments for the third quarter?

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Sure, I did that on — I did that already. But so you want sales or do you want demand?

Michael Tong - Wells Fargo Securities - Analyst

Sales.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

Okay. So, for XIFAXAN, it was right in line, $65 million. For bowel cleansing it was $17.3 million. Or $17 million. And then for the other category, about $0.5 million. And then for, for IBD, nothing.

Michael Tong - Wells Fargo Securities - Analyst

So, if I sum up those numbers I come up with like 82, closer to 83 and I’m seeing revenue of 80.60.

Adam Derbyshire - Salix Pharmaceuticals, Inc. - EVP, CFO

I just rounded. We didn’t — I mean, we were a little bit above — we were 65, like 5 for — or 65.2 for XIFAXAN, it is just rounding. All right, maybe we should go offline on that. Thanks.

Operator

We will go next to Bert Hazlett with BMO Capital Markets.

Jim Tumbrink - BMO Capital Markets - Analyst

Hi, thanks. This is Jim Tumbrink with Bert. Thanks for taking the question. Just wanted to follow up. Saw some good data at AASLD supporting rifaximin for use in minimal hepatic encephalopathy among other indications, but what are your thoughts on further development in minimal HE, particularly given that it may be a larger patient population than what we see with overt?

Bill Forbes - Salix Pharmaceuticals, Inc. - CDO and VP of R&D

Hi, Jim. This is Bill again. We certainly have an interest in exploring the possibility of looking at patients with minimal HE that we believe have a high likelihood of going into — having an overt HE episode. I think that’s probably the area that we see — or that we have greatest interest in. And if we do that, we will probably do that with a new formulation if we can of XIFAXAN. Of course, doing a study treating minimal HE is also of interest to us, but I think that it may be just a little ahead of its time as far as getting regulatory buy-in on some very specific endpoints that they would be willing to approve for. So, we will continue to explore that when we, when we speak to the FDA, but I think right now minimal going and preventing worsening to overt HE is probably where we feel is our strongest suit right now.

Jim Tumbrink - BMO Capital Markets - Analyst

Okay and then maybe switching gears a little bit to business development. We saw the Lumacan deal this quarter. Is that about the size deal we should think about that you would be looking at going forward, or would something larger potentially be on the table?

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

Something larger potentially on the table.

Jim Tumbrink - BMO Capital Markets - Analyst

Okay, thank you.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

And to Jon at Summer Street to answer your question if you’re still, on our head of managed markets just brought us a note saying at the end of Q2 we were on 27 formularies for teaching hospitals and liver transplant centers. And now we’re at 97.

Operator

And this is all the questions we had in the queue. Ms Logan, I would like to turn the call back over to you for any additional or closing remarks.

Carolyn Logan - Salix Pharmaceuticals, Inc. - President, CEO

Thank you. I would just like to thank our stockholders, our employees and other supporters for their continued confidence and we look forward to speaking with you in the future. Have a good evening.

Operator

This does conclude today’s conference. We thank you for your participation.